EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-161267 of our report dated September 21, 2009, relating to the consolidated financial statements of The Dress Barn, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109”), and of our report dated September 21, 2009 relating to the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Dress Barn, Inc. for the year ended July 25, 2009 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
October 23, 2009